Performance Sports Group Reports Fiscal First Quarter 2016 Results

EXETER, NH - October 14, 2015 - Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) (“Performance Sports Group” or the “Company”), a leading developer and manufacturer of high performance sports equipment and apparel, reported financial results for its fiscal first quarter ended August 31, 2015.

All figures are in U.S. dollars and reflect the Company’s transition from IFRS to U.S. GAAP. Certain metrics, including those expressed on an adjusted and/or currency-neutral basis, are non-GAAP financial measures (see “Non-GAAP Financial Measures” and “Non-GAAP Reconciliations” below).

Fiscal Q1 2016 Financial Overview vs. Year-Ago Quarter

•	Revenues totaled $175.0 million, declining 11% (down 4% in constant currency)

•	Adjusted Gross Profit was $55.6 million, declining 24% (down 5% in constant currency)

•	Adjusted Gross Profit margin was 31.8%, down 540 basis points (down 50 basis points in constant currency)

•	Gross profit was $52.7 million, declining 18% (up 4% in constant currency) and gross profit margin was 30.1%, down 230 basis points (up 270 basis points in constant currency)

•	Adjusted EBITDA was $16.7 million, down 58% (down 21% in constant currency)

•	Adjusted Net Income totaled $6.0 million or $0.13 per share, compared to $21.8 million or $0.49 per share (Adjusted Net Income of $16.2 million or $0.34 per share in constant currency)

•	Net loss totaled $4.4 million or $(0.10) per share, compared to net income of $10.8 million or $0.24 per share (net income of $9.3 million or $0.20 per share in constant currency)

Management Commentary
“As we anticipated, product launch timing in our hockey and baseball/softball businesses along with foreign currency exchange rates affected our first quarter financial results,” said Kevin Davis, CEO of Performance Sports Group. “We estimate the strengthened U.S. dollar lowered our first quarter Adjusted EPS by approximately 60% or $0.21 compared to the prior year. Despite the ongoing impact of currency on our reported results, we continue to see solid growth across our brands, including continued market share gains in the recently completed back-to-hockey season, which runs from April through September.

“In terms of product timing, based upon retailer demand, this year we launched our new hockey products earlier in the season, resulting in more sales than usual in our fourth quarter. We also launched only one new EASTON bat family compared to two last year, yet were able to maintain our sales in baseball. This was driven in part by 76% sales growth in EASTON batting helmets and solid double-digit sales growth in our senior league bats across both our EASTON and COMBAT brands. In fact, our COMBAT brand had a very strong first quarter, growing constant currency revenues by 80%. The effect of product launch timing, a characteristic of our business, was partially offset by our fast-growing lacrosse business. In the first quarter, lacrosse sales were up 24%, driven by continued strong growth in MAVERIK’s head and shaft categories, including the new CENTRIK head launch.

“As we look to the remainder of fiscal 2016, we reiterate our expectation that, on a currency-neutral basis, our brands will continue to outpace the growth of the markets we serve, resulting in market share gains and increased profitability. Supporting this outlook is our plan for a two-family launch in our hockey business in the fourth quarter of fiscal 2016, as well as other new product initiatives across all of our sports. We will also continue to leverage the strength of our performance sports platform with the goal of delivering significant cost reductions and operating efficiencies, with these efforts designed to support a profit growth rate that exceeds the pace of our revenue growth in fiscal 2016 and beyond, on a constant currency basis.”

Fiscal Q1 2016 Financial Results
Revenues in the fiscal first quarter decreased by 11% to $175.0 million, compared to $197.1 million in the same year-ago quarter. On a constant currency basis, revenues were down 4% to $189.5 million. The 11% decline was primarily due to the unfavorable impact from foreign exchange, variations in product launch cycles in the Company’s hockey and baseball/softball segments, as well as challenging market conditions in the Company’s hockey business in Russia. Offsetting the revenue declines noted above was 80% constant currency sales growth in the COMBAT brand, a 24% increase in lacrosse sales, and a 27% constant currency increase in INARIA soccer uniform sales.

Adjusted Gross Profit in the first quarter decreased 24% to $55.6 million, compared to $73.4 million in the year-ago quarter. On a constant currency basis, Adjusted Gross Profit decreased 5% to $69.6 million. As a percentage of revenues, Adjusted Gross Profit decreased 540 basis points to 31.8% compared to 37.2% in the year-ago quarter, primarily driven by unfavorable foreign exchange rates, and lower margins in baseball/softball due to the impact of EASTON product mix and higher freight and distribution costs. On a constant currency basis, Adjusted Gross Profit margin was down 50 basis points to 36.7%.

Gross profit in the first quarter decreased 18% to $52.7 million, compared to $63.9 million in the year-ago quarter. On a constant currency basis, gross profit increased 4% to $66.5 million. As a percentage of revenues, gross profit decreased 230 basis points to 30.1%, compared to 32.4% in the year-ago quarter. On a constant currency basis, gross profit margin was up 270 basis points to 35.1%.

SG&A expenses in the first quarter increased by 12% to $40.1 million, compared to $35.8 million in the year-ago quarter due to start-up costs related to the “Own the Moment” retail initiative, higher legal, audit and other corporate costs, due in part to regulatory compliance costs associated with the Company’s transition to a U.S. domestic issuer, and corporate IT infrastructure investments. On a constant currency basis, SG&A expenses increased by 16% to $41.5 million. As a percentage of revenues and excluding acquisition-related charges and share-based payment expenses, SG&A expenses increased 390 basis points to 19.9%, compared to 16.0% in the year-ago quarter.

R&D expenses in the first quarter increased by 2% to $6.3 million, compared to $6.1 million in the year-ago quarter due to the continued focus on product development. On a constant currency basis, R&D expenses increased 8% to $6.6 million. As a percentage of revenues, R&D expenses increased 50 basis points to 3.6%, compared to 3.1% in the year-ago quarter.

Adjusted EBITDA decreased 58% to $16.7 million, compared to $39.9 million in the year-ago quarter due to the aforementioned factors. On a constant currency basis, Adjusted EBITDA was $31.4 million, down 21%.

Adjusted Net Income in the first quarter decreased by 73% to $6.0 million or $0.13 per diluted share, compared to $21.8 million or $0.49 per diluted share in the year-ago quarter. The impact of foreign currency reduced Adjusted Net Income by approximately $0.21 per diluted share compared to the first quarter last year. On a constant currency basis, Adjusted Net Income was down 26% to $16.2 million or $0.34 per diluted share.

Net loss in the first quarter was $4.4 million or $(0.10) per diluted share, compared to net income of $10.8 million or $0.24 per diluted share in the year-ago quarter. On a constant currency basis, net income was $9.3 million or $0.20 per diluted share.

On August 31, 2015, working capital was $374.5 million, compared to $363.7 million on August 31, 2014. Total debt was $454.5 million at August 31, 2015, compared to $419.8 million at August 31, 2014. Performance Sports Group’s leverage ratio, as defined under the Company’s credit facilities, stood at 5.73x as of August 31, 2015, compared to 3.61x one year ago. Excluding the impact of foreign currency on the Company's trailing 12-month EBITDA, the leverage ratio was 4.11.

Segment Review
Hockey revenues in the first quarter decreased by 14% (down 5% on a constant currency basis) to $137.5 million compared to the year-ago quarter, driven by an unfavorable impact from foreign exchange, lower sales in most ice hockey equipment categories as a result of the timing of product launches compared to the prior year, a decline in performance apparel related to the prior year’s launch of a complete line of 37.5™ apparel, and lower sales to the Company’s Russian distributor.

Hockey EBITDA in the first quarter decreased by 51% (down 12% on a constant currency basis) to $19.2 million compared to the year-ago quarter, driven by the aforementioned unfavorable impact from foreign exchange, product launch timing differences as well as higher freight and distribution costs.

Baseball/Softball revenues in the first quarter were essentially unchanged (including and excluding the impact of foreign currency) compared to the year-ago quarter at $32.3 million. This was due to the launch of only one bat family for EASTON compared to a two-family launch last year, which was offset by 80% constant currency sales growth in COMBAT during the quarter.

Baseball/Softball EBITDA in the first quarter decreased by 68% (down 70% on a constant currency basis) to $1.2 million, driven by the aforementioned product launch timing differences, EASTON product mix, higher freight and distribution costs, as well as other SG&A investments in marketing and IT.

Revenues in the Company’s “Other Sports” segment, which comprises lacrosse and soccer, increased by 23% (or 25% on a constant currency basis) to $5.4 million. This was driven by a 24% increase in lacrosse, which was driven by continued strong growth in MAVERIK’s head and shaft categories, as well as a 27% constant currency increase in INARIA soccer uniform sales.

Other Sports EBITDA in the first quarter improved to a loss of $1.0 million (a loss of $1.1 million on a constant currency basis), compared to a loss of $1.4 million in the year-ago quarter.

Conference Call
Performance Sports Group will hold a conference call tomorrow, October 15, 2015, at 10:00 a.m. Eastern time to discuss its fiscal 2016 first quarter results.

The Company’s CEO Kevin Davis and President of PSG Brands and CFO Amir Rosenthal will host the conference call, followed by a question and answer period.

Date: Thursday, October 15, 2015
Time: 10:00 a.m. Eastern time (7:00 a.m. Pacific time)
Toll-free dial-in number: 1-888-329-8893
International dial-in number: 1-719-457-2083
Conference ID: 908112

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios at 1-949-574-3860.

The conference call will be broadcast live and available for replay at http://public.viavid.com/index.php?id=116418 and via the investors section of the Company’s website at www.PerformanceSportsGroup.com.

A replay of the conference call will be available after 1:00 p.m. Eastern time on the same day through October 29, 2015.

Toll-free replay number: 1-877-870-5176
International replay number: 1-858-384-5517
Replay ID: 908112

About Performance Sports Group Ltd.
Performance Sports Group Ltd. (NYSE: PSG) (TSX: PSG) is a leading developer and manufacturer of ice hockey, roller hockey, lacrosse, baseball and softball sports equipment, as well as related apparel and soccer apparel. The Company is the global leader in hockey with the strongest and most recognized brand, and it holds the No. 1 North American position in baseball and softball. Its products are marketed under the BAUER, MISSION, MAVERIK, CASCADE, INARIA, COMBAT and EASTON brand names and are distributed by sales representatives and independent distributors throughout the world. The Company is focused on building its leadership position by growing market share in all product categories and pursuing strategic acquisitions. Performance Sports Group is a member of the Russell 2000 and 3000 Indexes, as well as the S&P/TSX Composite Index. For more information on the Company, please visit www.PerformanceSportsGroup.com.

Non-GAAP Financial Measures
Adjusted Gross Profit, Adjusted EBITDA, Adjusted EPS, Adjusted Net Income/Loss, Hockey EBITDA, Baseball/Softball EBITDA and Other Sports EBITDA and constant currency metrics are non-GAAP financial measures. These non-GAAP financial measures are not recognized measures under GAAP and do not have a standardized meaning prescribed by GAAP, and are therefore unlikely to be comparable to similar measures presented by other companies. When used, these measures are defined in such terms as to allow the reconciliation to the closest GAAP measure. These measures are provided as additional information to complement those GAAP measures by providing further understanding of the Company’s results of operations from management’s perspective. Accordingly, they should not be considered in isolation nor as a substitute for analysis of the Company’s financial information reported under GAAP. The Company uses non-GAAP financial measures, such as Adjusted Gross Profit, Adjusted EBITDA, Adjusted EPS, Adjusted Net Income/Loss, Hockey EBITDA, Baseball/Softball EBITDA and Other Sports EBITDA and constant currency metrics, to provide investors with a supplemental measure of its operating performance and thus highlight trends in its core business that may not otherwise be apparent when relying solely on GAAP financial measures. The Company also believes that securities analysts, investors and other interested parties frequently use non-GAAP financial measures in the evaluation of issuers. The Company also uses non-GAAP financial measures in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets, and to assess its ability to meet future debt service, capital expenditure, and working capital requirements.

Adjusted Gross Profit is defined as gross profit plus the following expenses which are part of cost of goods sold: (i) amortization and depreciation of intangible assets, (ii) non-cash charges to cost of goods sold resulting from fair market value adjustments to inventory as a result of business acquisitions, (iii) reserves established to dispose of obsolete inventory acquired from acquisitions and (iv) other one-time or non-cash items. Adjusted EBITDA is defined as EBITDA (net income adjusted for income tax expense, depreciation and amortization, losses related to amendments to the credit facility, gain or loss on disposal of fixed assets, net interest expense, deferred financing fees, unrealized gains/losses on derivative instruments, and realized and unrealized gains/losses related to foreign exchange revaluation) before restructuring and other one-time or non-cash charges associated with acquisitions, other one-time or non-cash items, pre-Canadian initial public offering sponsor fees, costs related to share offerings, as well as share-based payment expenses. Adjusted EPS is defined as Adjusted Net Income/Loss divided by the weighted average diluted shares outstanding. Adjusted Net Income/Loss is defined as net income adjusted for all unrealized gains/losses related to derivative instruments and unrealized gains/losses related to foreign exchange revaluation, non-cash or incremental charges associated with acquisitions, amortization of acquisition-related intangible assets for acquisitions since the Company’s initial public offering in Canada, costs related to share offerings, share-based compensation expense and other non-cash or one-time items.

The profitability of the Company’s operating segments is evaluated using EBITDA adjusted for items excluded by the Chief Operating Decision Maker. Certain Company functional platform costs are directly allocated to each operating segment based on usage or other relevant operational metrics. Company’s functional platform costs consist of expenses incurred by centrally-managed functions, including global information systems, finance and legal, distribution and logistics, sourcing and manufacturing, and other miscellaneous costs. Company corporate expenses, currency related gains (losses), acquisition related expenses and other costs are not controlled by the management at each operating segment and therefore are excluded from segment EBITDA. Company corporate expenses consist of executive compensation and administration costs, public company costs, certain tax credits and other miscellaneous costs. See “Note 11 - Segment Information” in the Company’s financial statements included in the quarterly report on Form 10-Q dated October 14, 2015.

All references to “constant currency,” a non-GAAP financial measure, reflect the impact of translating the current period results at the monthly foreign exchange rates of the prior year period, the effect of changes in the value of the Canadian dollar against the U.S. dollar on our cost of goods purchased for sale outside of the United States, including the related realized gains/losses on derivatives and the realized gains/losses generated from revaluing non-functional currency assets and liabilities. The reported foreign exchange impact does not include the impact of fluctuations in Asian currencies against the U.S. dollar and their related effect on our Asian-sourced finished goods. For more information, see “Part 1. Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations - Factors Affecting our Performance - Impact of Foreign Exchange and Hedging Practices” in the Company’s quarterly report on Form 10-Q dated October 14, 2015.

A reconciliation of these non-GAAP financial measures to the relevant GAAP measure can be found in the tables at the end of this press release and in the Company's quarterly report on Form 10-Q under “Non-GAAP Financial Measures.”

Caution Regarding Forward-Looking Statements
This press release includes forward-looking statements within the meaning of applicable securities laws including with respect to, among other things, our expectation that on a currency-neutral basis, our brands will continue to outpace the growth of the markets we serve, anticipated market share gains and increased profitability, our plan for a two-family launch in our hockey business in the fourth quarter of fiscal 2016, as well as other new product initiatives across all of our sports, and delivering significant cost reductions and operating efficiencies, with the objective of supporting a profit growth rate that exceeds the pace of the Company’s revenue growth in fiscal 2016 and beyond on a constant currency basis. Forward-looking statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. The words "may," "will," "would," "should," "could," "expects," "plans," "intends," "trends," "indications," "anticipates," "believes," "estimates," "predicts," "likely" or "potential" or the negative or other variations of these words or other comparable words or phrases, are intended to identify forward-looking statements.

Forward-looking statements, by their nature, are based on assumptions, including those described herein and are subject to important risks and uncertainties. Many factors could cause the Company's actual results to differ materially from those expressed or implied by the forward-looking statements, including, without limitation, the following factors: inability to maintain and enhance brands, inability to introduce new and innovative products, intense competition in the sporting equipment and apparel industries, inability to own, enforce, defend and protect intellectual property rights worldwide, costs associated with potential lawsuits to enforce, defend or protect intellectual property rights, inability to protect our known brands and rights to use such brands, infringement of intellectual property rights of others, inability to translate booking orders into realized sales, including risks associated with changes in the mix or timing of orders placed by customers, seasonal fluctuations in our operating results and the trading price of our Common Shares, decrease in popularity of ice hockey, baseball and softball, roller hockey or lacrosse, reduced popularity of the National Hockey League, Major League Baseball or other professional or amateur leagues in sports in which our products are used, adverse publicity of athletes who use our products or the sports in which our products are used, inability to ensure third-party suppliers will meet quality and regulatory standards, reliance on third-party suppliers and manufacturers, disruption of distribution systems, loss of significant customers or suppliers, loss of key customers’ business due to customer consolidation, change in the sales mix towards larger customers, cost of raw materials, shipping costs and other cost pressures, risks associated with doing business abroad, inability to expand into international market segments, inability to accurately forecast demand for products, inventory shrinkage, excess inventory due to inaccurate demand forecasts, product liability, warranty and recall claims, inability to successfully design products that satisfy testing protocols and standards established by testing and athletic governing bodies, inability to obtain and maintain necessary approvals in respect of products that may be considered medical devices, inability to successfully open and operate Own The Moment Hockey Experience retail stores, inability to successfully implement our strategic initiatives on anticipated timelines, including our profitability improvement initiative, risks associated with our third-party suppliers and manufacturers failing to manufacture products that comply with all applicable laws and regulations, inability to source merchandise profitably in the event new trade restrictions are imposed or existing trade restrictions become more burdensome, departure of senior executives or other key personnel with specialized market knowledge and technical skills, litigation, including certain class action lawsuits, employment or union-related disputes, disruption of information technology systems, including damages from computer viruses, unauthorized access, cyberattack and other security vulnerabilities, potential environmental liabilities, restrictive covenants in our credit facilities, increasing levels of indebtedness, inability to generate sufficient cash to fund operations or service the Company’s indebtedness failure to make, integrate, and maintain new acquisitions, inability to realize growth opportunities or cost synergies that are anticipated to result from new acquisitions such as Easton Baseball/Softball, undisclosed liabilities acquired pursuant to recent acquisitions, volatility in the market price for Common Shares, possibility that we will need additional capital in the future, incurrence of additional expenses as a result of the loss of our foreign private issuer status, assertion that the acquisition of the Bauer Hockey Business at the time of the Canadian IPO was an inversion transaction, our current intention not to pay cash dividends, dependence on the performance of subsidiaries given the our status as a holding company, potential inability of investors to enforce judgments against the Company and its directors, fluctuations in the value of certain foreign currencies, including the Canadian dollar, in relation to the U.S. dollar, and other world currencies, general adverse economic and market conditions, changes government regulations, including tax laws and unanticipated tax liabilities and natural disasters and geo-political events, as well as the factors identified in the "Risk Factors" sections of the Company’s annual report on Form 10-K and quarterly report on Form 10-Q, which are available on EDGAR at www.sec.gov, on SEDAR at www.sedar.com, and on the Company’s website at www.performancesportsgroup.com.

Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of this press release, and we have no intention and undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

PERFORMANCE SPORTS GROUP LTD.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	August 31, 2015	May 31, 2015
ASSETS
Cash	$7,998	$2,932
Trade and other receivables, net of allowance for doubtful accounts of $2,909 and $2,038, respectively	248,692	199,375
Inventories, net	165,956	174,546
Income taxes receivable	7,358	7,393
Deferred income taxes	15,405	15,465
Prepaid expenses and other current assets	7,749	4,985
Total current assets	453,158	404,696

Property, plant and equipment, net of accumulated depreciation of $21,084 and $19,337, respectively	48,680	47,051
Goodwill	102,732	102,755
Intangible assets, net	273,569	276,754
Deferred income taxes	7,822	8,150
Other non-current assets	5,561	5,511
TOTAL ASSETS	$891,522	$844,917

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt	$133,179	$90,550
Accounts payable	40,198	41,518
Accrued liabilities	56,529	45,756
Current portion of retirement benefit obligations	305	320
Current portion of financing and capital lease obligations	189	179
Total current liabilities	230,400	178,323

Long-term debt	321,364	320,271
Retirement benefit obligation	4,791	5,057
Financing and capital lease obligations	13,874	14,406
Deferred income taxes	14,592	14,741
Other non-current liabilities	799	358
TOTAL LIABILITIES	585,820	533,156

STOCKHOLDERS' EQUITY
Common stock, no par value; unlimited shares authorized; 45,554,180, and 45,552,180 shares issued and outstanding at August 31, 2015 and May 31, 2015, respectively	273,339	273,332
Additional paid-in capital	6,097	5,385
Retained earnings	51,671	56,022
Accumulated other comprehensive loss	(25,405)	(22,978)
TOTAL STOCKHOLDERS' EQUITY	305,702	311,761
TOTAL LIABILITIES & STOCKHOLDERS' EQUITY	$891,522	$844,917

PERFORMANCE SPORTS GROUP LTD.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per share data)

	Three months ended August 31,
	2015	2014
Revenues	$175,046	$197,135
Cost of goods sold	122,345	133,199
Gross profit	52,701	63,936
Selling, general and administrative expenses	40,131	35,812
Research and development expenses	6,233	6,122
Operating income	6,337	22,002
Interest expense, net	4,829	5,407
Realized (gain) loss on derivatives	141	(2,177)
Unrealized (gain) loss on derivatives	(2,047)	1,501
Foreign exchange loss	7,100	2,011
Other expenses	48	16
Income (loss) before income taxes	(3,734)	15,244
Income tax expense	617	4,497
Net income (loss)	$(4,351)	$10,747

Earnings (loss) per share:
Basic	$(0.10)	$0.26
Diluted	$(0.10)	$0.24
Weighted-average shares outstanding:
Basic	45,552,202	41,806,664
Diluted	45,552,202	44,274,614

PERFORMANCE SPORTS GROUP LTD.
RECONCILIATION OF GROSS PROFIT TO ADJUSTED GROSS PROFIT (UNAUDITED)
(Expressed in millions of U.S. dollars)

	Three Months Ended
	2015	2014
Gross profit	$52.7	$63.9
Amortization & depreciation of intangible assets	2.9	3.3
Inventory step-up/step-down & reserves	—	6.2
Adjusted Gross Profit	$55.6	$73.4

PERFORMANCE SPORTS GROUP LTD.
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA (UNAUDITED)
(Expressed in millions of U.S. dollars)

	Three Months Ended
	2015	2014
Net income (loss)	$(4.4)	$10.8
Income tax expense (benefit)	0.6	4.5
Depreciation & amortization	5.3	5.2
Interest expense, net	4.2	4.7
Deferred financing fees	0.6	0.7
Unrealized (gain)/loss on derivative instruments, net	(2.0)	1.5
Foreign exchange (gain)/loss	7.1	2.0
EBITDA	$11.4	$29.4
Acquisition Related Charges:
Inventory step-up/step-down & reserves	—	6.2
Rebranding/integration costs	3.0	2.4
Acquisition costs	1.6	0.2
Subtotal	$4.6	$8.8
Share-based payment expense	0.7	1.7
Adjusted EBITDA	$16.7	$39.9

PERFORMANCE SPORTS GROUP LTD.
RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME AND TO ADJUSTED EPS (UNAUDITED)
(Expressed in millions of U.S. dollars, except share and per share amounts)

	Three Months Ended May 31,
	2015	2014
Net income (loss)	$(4.4)	$10.8
Foreign exchange loss / (gain)	5.1	3.0
Acquisition-related charges	7.3	11.8
Share-based payment expense	0.7	1.7
Tax impact on above items	(2.7)	(5.5)
Adjusted Net Income (Loss)	$6.0	$21.8
Average diluted shares outstanding	47,310,944	44,274,614
Adjusted EPS	$0.13	$0.49

PERFORMANCE SPORTS GROUP LTD.
CHANGE IN THE REPORTED U.S. DOLLARS VERSUS CONSTANT CURRENCY U.S. DOLLARS (UNAUDITED)
(Expressed in millions of U.S. dollars, except per share amounts)

	Three Months Ended
	August 31, 2015
	Reported	Constant Currency	Impact of Foreign Exchange	% Change
Revenues	$175.0	$189.5	$(14.5)	(7.7)%
Gross Profit	$52.7	$66.5	$(13.8)	(20.8)%
Selling, general & administrative	$40.1	$41.5	$(1.4)	(3.4)%
Research & development	$6.3	$6.6	$(0.3)	(4.5)%
Adjusted Gross Profit	$55.6	$69.6	$(14.0)	(20.1)%
Adjusted EBITDA	$16.7	$31.4	$(14.7)	(46.8)%
Adjusted Net Income	$6.0	$16.2	$(10.2)	(63.0)%
Adjusted EPS	$0.13	$0.34	$(0.21)	(61.8)%
Adjusted Gross Profit %	31.8%	36.7%	(4.9)%	—

PERFORMANCE SPORTS GROUP LTD.
SEGMENT RESULTS (UNAUDITED)
(Expressed in millions of U.S. dollars)

	Three Months Ended
	August 31, 2015	August 31, 2014

Revenues:
Hockey	$137.5	$160.4
Baseball/Softball	32.1	32.3
Other Sports	5.4	4.4

Total Revenues	$175.0	$197.1

Reconciliation of Segment EBITDA to Income Before Income Taxes
Hockey	$19.2	$39.0
Baseball/Softball	1.2	3.7
Other Sports	(1.0)	(1.4)

Total Segment EBITDA	$19.4	$41.3

Corporate expenses	(2.7)	(1.5)
Acquisition related expenses	(4.6)	(8.8)
Depreciation and amortization	(5.2)	(5.2)
Interest expense, net	(4.8)	(5.4)
Currency related losses	(5.1)	(3.5)
Other	(0.7)	(1.7)

Income (loss) before income taxes	$(3.7)	$15.2

Company Contact:
Amir Rosenthal
President of PSG Brands and CFO
Tel 1-603-610-5802
investors@performancesportsgroup.com

Investor Relations:
Liolios
Cody Slach
Tel 1-949-574-3860
PSG@liolios.com

Media Contact:
Steve Jones
Sr. Director, Corporate Communications
Tel 1-603-430-2111
media@performancesportsgroup.com